EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
General Communication, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of General Communication, Inc. of our report dated March 6, 2008, except for note 2, as to which the date is June 10, 2008, with respect to the consolidated balance sheets of General Communication, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007 and our report dated March 6, 2008, except for the sixth paragraph of Management’s Report on Internal Control over Financial Reporting (as restated), as to which the date is June 10, 2008 with respect to the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007, annual report on Form 10-K of General Communication, Inc.

Our report dated March 6, 2008, except for note 2, as to which the date is June 10, 2008, refers to the adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006 and a change in the method of quantifying errors in 2006 to conform to Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.”

Our report dated March 6, 2008, except for the sixth paragraph of Management’s Report on Internal Control over Financial Reporting (as restated), as to which the date is June 10, 2008, with respect to the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that General Communication, Inc. did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of four material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that General Communication, Inc.’s internal controls were inadequately designed resulting in material weaknesses with respect to: (i) Information Technology Program Development and Change Controls over the Unified Billing System and Related Monitoring Controls, and (ii) Share-Based Payment Arrangements, (iii) Entity-level Controls Related to the Selection and Application of Accounting Policies, and (iv) Policies and Procedures over Recording Depreciation Expense during Interim Reporting Periods.

Our report dated March 6, 2008, except for the sixth paragraph of Management’s Report on Internal Control over Financial Reporting (as restated), as to which the date is June 10, 2008, with respect to the effectiveness of internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph that states the Company excluded Alaska Digitel, LLC’s internal control over financial reporting from its assessment of the effectiveness of its internal control over financial reporting. Our audit of internal control over financial reporting of General Communication, Inc. also excluded an evaluation of the internal control over financial reporting of Alaska DigiTel, LLC.

We consent to incorporation by reference in this Registration Statement on Form S-8 of our report dated June 24, 2008 with respect to the statements of net assets available for benefits of General Communication, Inc. Qualified Employee Stock Purchase Plan as of December 31, 2007 and 2006 and the related statements of changes in net assets available for benefits for the years then ended and the supplemental schedule of assets (held at year end), which report appears in the December 31, 2007 annual report on Form 11-K of General Communication, Inc. Qualified Employee Stock Purchase Plan.

/signed/ KPMG LLP
Anchorage, Alaska
August 7, 2008